UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 18, 2011

TENNESSEE COMMERCE BANCORP, INC.

(Exact name of registrant as specified in its charter)

Tennessee	00051281	62-1815881
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

381 Mallory Station Road Suite 207 Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (615) 599-2274

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Tennessee Commerce Bancorp, Inc. (the “Company”) today announced that its annual report on Form 10-K has been filed with the Securities and Exchange Commission.  As reported in the Form 10-K, on March 17, 2011, the Company received a confidential report of examination delivered to its depository institution subsidiary, Tennessee Commerce Bank (the “Bank”), by the Tennessee Department of Financial Institutions and the Federal Deposit Insurance Corporation, which report, among other things, takes the position that certain of the Company’s previous 2010 financial statements should be restated to increase the allowance for loan and lease losses (“ALLL”).  The Bank has concerns with respect to several findings in the report of examination, in particular reclassification of certain loans and the ALLL, and remains in discussions with its regulators.

As of March 31, 2011, the Bank added an additional five million dollars ($5.0 million) to its ALLL.  When coupled with provisions and other actions that the Bank has taken since June 30, 2010, the Bank is of the opinion that it has satisfied the regulatory directive in the report of examination to increase its ALLL related to all of the loans that were recommended for reclassifications.

All operations of the Bank continue unaffected by the ongoing regulatory discussions.  Deposits at the Bank remain insured up to $250,000 per depositor, per account category.  The Bank continues to make loans in accordance with its operating policies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENNESSEE COMMERCE BANCORP, INC.

	By:	/s/ Frank Perez
Frank Perez
Chief Financial Officer

Date: April 18, 2011